Exhibit 10.3

October 2, 2026
Alicia Olivo
_________________
_________________

Dear Ali:

As we have discussed, your employment with NeoGenomics, Inc. (the “Company”) is coming to an end, effective as of October 2, 2026 (the “Separation Date”). The purpose of this letter agreement (this “Agreement”) is to confirm the terms concerning your separation from employment and to outline your continuing obligations to the Company following such separation. Capitalized terms not defined in this Agreement will have the respective meanings ascribed to them in the Employment Agreement by and between you and the Company, dated as of August 10, 2022, amended effective January 1, 2024 (the “Employment Agreement”), attached hereto as Exhibit A.

1.Final Compensation. You will receive, on or before the Company’s next regular payday following the Separation Date, any base salary for the final payroll period of your employment with the Company, through the Separation Date. You will receive the payment described in this Section 1 regardless of whether or not you elect to sign this Agreement.

2.Resignations. Effective as of September 21, 2026, you ceased to serve as EVP General Counsel and Business Development of the Company and resigned from such position. Effective as of the Separation Date, you will cease to serve as Executive Vice President and you also resign, and hereby will be deemed to have resigned, from any and all positions and offices that you then hold with the Company or any of its Affiliates, without any further action required (collectively, the “Resignations”). The Company, on its own behalf and on behalf of its Affiliates, hereby accepts the Resignations as of September 21, 2026 and as of the Separation Date, as applicable. You agree to sign and return such documents confirming the Resignations as the Company or any of its Affiliates may reasonably require.

3.Severance Benefits. In consideration of your acceptance of this Agreement and subject to your meeting in full your obligations hereunder, including, without limitation, your execution and non-revocation of the General Release and Waiver of Claims attached as Exhibit B to this Agreement (the “Release”) within the time period specified therein (but in no event prior to the Separation Date) and your continued compliance with the Continuing Obligations (as defined in Section 6(a) below), and in full consideration of any rights you may have under the Employment Agreement and/or under any other contract or agreement by and between you, on the one hand, and the Company or its Affiliates, on the other hand, but in all cases subject to this Agreement becoming effective in accordance with the terms hereof, then, in connection with your termination of employment on the Separation Date:

Exhibit 10.3

(a)The Company will pay you your base salary (which, as of the Separation Date, is $564,000 per year) for a period of twelve (12) months following the Separation Date (such base salary payments, the “Severance Payments” and such twelve (12)-month period, the “Severance Period”). The Severance Payments will be made in accordance with the Company’s regular payroll practices, with the first payment (i) to be made on the Company’s next regular payday following the effective date of the Release, and (ii) to be retroactive to the day following the Separation Date.

(b)The Company will pay you an amount equal to $338,400, which represents one (1) times the Target Bonus (based on your Target Bonus as of the date immediately prior to the Separation Date) (the “Bonus Severance”). The Bonus Severance will be payable in one lump sum payment on the Company’s next regular payday following the effective date of the Release.

(c)You will remain eligible to earn an annual bonus for the fiscal year during which the Separation Date occurs, pro-rated based on the number of days you were employed during such fiscal year (the “Pro-Rata Bonus”), notwithstanding any requirement to remain employed through the date of payment in order to receive such bonus. The actual amount of the Pro-Rata Bonus, if any, will be determined by the Board of Directors of the Company or the Compensation Committee thereof in its respective discretion based on the Company’s performance. The Pro-Rata Bonus will be payable at the same time that annual bonuses are paid to executive employees of the Company in 2027, but not later than March 15, 2027.

(d)Provided that you timely elect to continue your coverage and that of your eligible dependents in the Company’s group health plans under the federal law known as “COBRA” or similar state law (“COBRA”), the Company will at your election pay directly for, or pay you a monthly amount equal to, one hundred percent (100%) of monthly COBRA premiums for you and your eligible dependents enrolled immediately prior to the Separation Date, together with the up to three percent (3%) administration fee, until the earliest of (i) the end of the Severance Period, (ii) the date you and your eligible dependents cease to be eligible for such coverage under applicable law or plan terms, or (iii) the date that you obtain health coverage from another employer (the “Health Continuation Benefits”). The Health Continuation Benefits will be made on a monthly basis in accordance with the Company’s regular payroll practices, with the first payment (i) to be made on the Company’s next regular payday following the effective date of the release, and (ii) to be retroactive to the day following the Separation Date. Notwithstanding the foregoing, in the event that the Company’s payment of the Health Continuation Benefits, as described in this Section 3(d), would subject the Company to any tax or penalty under Section 105(h) of the Internal Revenue Code of 1986, as amended, the Patient Protection and Affordable Care Act, as amended, any regulations or guidance issued thereunder, or any other applicable law, in each case, as determined by the Company, then you and the Company agree to work together in good faith to restructure such benefit.

(e)With respect to any outstanding Company equity-based awards you hold as of the Separation Date, the vesting of which is based solely on continued employment or service with the Company (each such award, a “Time-Based Equity Award”), the portion of each Time-Based Equity Award that would have vested by its terms in the twelve (12)-month period following the Separation Date had you remained continuously employed will become vested as

Exhibit 10.3

of the Separation Date (the “Equity Acceleration”). In addition, and notwithstanding anything to the contrary in the Employment Agreement, with respect to any non-qualified stock options that are vested and outstanding as of the Separation Date (after giving effect to the Equity Acceleration) (the “Vested Options”), you shall have twelve (12) months from the Separation Date to exercise the Vested Options (but not later than the original term of the respective Vested Option) (the “Option Exercise Extension” and, together with the Severance Payments, the Bonus Severance, the Pro-Rata Bonus, the Health Continuation Benefits and the Equity Acceleration, the “Separation Consideration”). The Time-Based Equity Awards shall otherwise be governed by the terms and conditions of the Company equity incentive plan under which they were granted and the award agreements governing such awards (the “Equity Documents”). You acknowledge and agree that (i) all unvested equity-based awards as of the Separation Date, other than the Time-Based Equity Awards subject to the Equity Acceleration, will automatically and without any action on the part of you or the Company, be forfeited for no consideration; and (ii) any vested equity-based awards retained by you following the Separation Date will remain subject to the terms and conditions set forth in the Equity Documents, including without limitation, the forfeiture provisions set forth therein, except as expressly modified herein with respect to the Vested Options that are subject to the Option Exercise Extension. You acknowledge and agree that any stock option that is intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) that is exercised more than three (3) months following the Separation Date will be treated as a non-qualified stock option. Nothing herein, however, constitutes tax advice to you and you are urged to consult your own independent tax advisors regarding the tax treatment of your stock options. A summary of certain vesting dates of the Time-Based Equity Awards is attached hereto as Exhibit C.

(f)For the avoidance of doubt, in no event shall you be entitled to receive or retain the payments and benefits under this Section 3 if the Release does not become effective in accordance with its terms.

4.Acknowledgement of Full Payment and Withholding. You acknowledge and agree that the payments provided under Section 1 of this Agreement are in complete satisfaction of any and all compensation and benefits due to you from the Company or any of its Affiliates, whether for services provided to the Company, under the Employment Agreement, or otherwise, through the Separation Date. You further acknowledge that, except as expressly provided under this Agreement, no further compensation or benefits (including any equity or equity-based compensation) are owed or will be provided to you by the Company or any of its Affiliates. All payments made by the Company hereunder will be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other lawful deductions authorized by you.

5.Status of Employee Benefits, Expenses.

(a)Except for any right you may have to continue your participation and that of your eligible dependents in the Company’s group health plans under COBRA, your participation in all employee benefit plans of the Company will end as of the Separation Date, in accordance with the terms of those plans. You will receive information about your COBRA continuation rights under separate cover.

Exhibit 10.3

(b)Within sixty (60) days following the Separation Date, you must submit your final expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement, and, in accordance with Company policy, reasonable substantiation and documentation for the same. The Company will reimburse you for any such authorized and documented expenses pursuant to its regular business practice.

6.Continuing Obligations, Transition Assistance, Non-Disparagement and Non-Competition.

(a)You acknowledge that you will continue to be bound by your obligations under any employment or other agreement concerning confidentiality, non-solicitation, protection of trade secrets, assignment of rights to intellectual property, and other similar restrictive covenants by and between you and the Company or any of its Affiliates, including but not limited to the Employment Agreement and the Non-Competition, Non-Solicitation, and Non-Disclosure Agreement by and between you and the Company dated August 9, 2022, which is attached hereto as Exhibit D, and any other written agreement by and between you and the Company or any of its Affiliates that survives the termination of your employment by necessary implication or the terms thereof (all of the foregoing, together with the other obligations set forth in this Section 6 and in Section 7 and Section 8 of this Agreement, collectively, the “Continuing Obligations”). The obligation of the Company to make payments to you or provide you with benefits under Section 3 of this Agreement, and your right to retain the same, are expressly conditioned upon your continued full performance of your obligations hereunder and of the Continuing Obligations.

(b)Without limiting your obligations under Section 6(c) of this Agreement, you agree to help facilitate a smooth transition of your duties and responsibilities to any Company designees, including without limitation by (i) directing representatives of the Company and its Affiliates to files and information as requested, (ii) returning all property of the Company and its Affiliates and providing passwords to systems and protected information in accordance with Section 7 of this Agreement and (iii) being reasonably available during the Severance Period to respond to questions and requests for information from representatives of the Company and its Affiliates as well as to provide transition services, as reasonably requested by the Company, from time to time, without additional consideration.

(c)You agree that you will not disparage the Company or any of its Affiliates, or any of their respective management, products or services and will not do or say anything that could reasonably be expected to disrupt the good morale of the employees of the Company or otherwise harm the business interests or reputation of the Company. Nothing in this Section shall preclude you or the Company from making truthful statements that are reasonably necessary to (i) comply with applicable law, regulation or legal process or (ii) defend or enforce your or its, as applicable, rights under this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement limits, restricts or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a

Exhibit 10.3

governmental agency or entity, concerning matters relevant to such governmental agency or entity.

7.Return of Company Documents and Other Property. In signing this Agreement, you represent and warrant that you have returned, or will return on or before the Separation Date, to the Company any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to the business of the Company and its Affiliates (whether present or otherwise), and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Company or any of its Affiliates in your possession or control. Further, you represent and warrant that following the Separation Date, you will not retain any copy or derivation of any documents, materials or information (whether in hardcopy, on electronic media or otherwise) of the Company or any of its Affiliates. Recognizing that your employment with the Company will end on the Separation Date, you acknowledge that you will not, following the Separation Date, for any purpose, attempt to access or use any computer or computer network or system of the Company or any of its Affiliates, including without limitation the electronic mail system. Further, you acknowledge that you have disclosed, or will disclose on or before the Separation Date, to the Company all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, all information which you have password-protected on any computer equipment, network or system of the Company or any of its Affiliates.

8.Miscellaneous.

(a)This Agreement constitutes the entire agreement between you and the Company or any of its Affiliates, and supersedes all prior and contemporaneous communications, negotiations, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, including without limitation the Employment Agreement, and excluding only the Equity Documents, the Indemnification Agreement by and between the Company and you dated as of [ ] (the “Indemnification Agreement”), and the Continuing Obligations, all of which shall remain in full force and effect in accordance with their terms.

(b)If any portion or provision of this Agreement (including the Release) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law; provided, however, and for the avoidance of doubt, in no event shall the Company be required to provide you any portion of the Separation Consideration if all or part of the Release is held to be invalid or unenforceable by a court of competent jurisdiction.

(c)This Agreement may not be modified or amended unless agreed to in writing by you and an expressly authorized representative of the Company. No breach of this Agreement shall be deemed to be waived unless agreed to in writing by the non-breaching party. The captions and headings in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.

Exhibit 10.3

(d)Your right to payment or reimbursement under this Agreement shall be subject to the following rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year, (ii) payment or reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred and (iii) the right to payment or reimbursement shall not be subject to liquidation or exchange for any other benefit. Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. Notwithstanding anything to the contrary in this Agreement, if at the time your employment terminates, you are a “specified employee” (as defined in Section 409A, as such term is defined below), any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6)-month period or, if earlier, upon your death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Code (“Section 409A”). This Agreement and the payments and benefits provided hereunder are intended to be exempt from, or comply with, the requirements of Section 409A, and shall be construed consistently with that intent. Notwithstanding the foregoing, in no event shall the Company or any Affiliate have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

(e)This is a State of Florida contract and shall be governed and construed in accordance with the laws of the State of Florida, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction. Except as provided in the Non-Competition, Non-Solicitation and Non-Disclosure Agreement (Exhibit D), any and all controversies and disputes between you and the Company arising from this Agreement or the Release, or regarding any matter whatsoever, shall be subject to Section 14 (Arbitration) of the Employment Agreement (the “Arbitration Agreement”), which is incorporated herein in full by reference. Without limiting the Arbitration Agreement, you consent to personal jurisdiction and venue of the Circuit Court in and for Lee County, Florida regarding any action arising under the terms of this Agreement and any and all other disputes between you and the Company and its Affiliates.

(f)This Agreement may be executed in any number of counterparts, any of which may be executed and transmitted by facsimile (including “pdf”), and each of which shall be deemed to be an original, but all of which together shall be deemed to be one and the same instrument.

(g)This Agreement will become effective once signed. Your right to receive the Separation Consideration is subject to your timely execution, and non-revocation, of the

Exhibit 10.3

Release (provided, that you may not execute the Release prior to the Separation Date). If you do not timely sign this Agreement, or if you do not timely sign (or if you revoke) the Release, then you will not receive the Separation Consideration. If you do timely sign this Agreement but you do not sign the Release (or if you revoke the Release), then you will not be entitled to receive the Separation Consideration.

[Signature page immediately follows.]

If the terms of this Agreement are acceptable to you, please sign, date and return it to me.

Sincerely, NEOGENOMICS, INC.

By: /s/ Abhishek Jain
Name: Abhishek Jain
Title: CFO

Accepted and agreed:

Signature: /s/ Alicia Olivo
    Alicia Olivo

Date: October 2, 2026

Exhibit 10.3

Exhibit A

[Employment Agreement]

Exhibit B

General Release and Waiver of Claims

For and in consideration of the continued employment and the Separation Consideration and the other payments and benefits provided to me under the transition and separation agreement between me and NeoGenomics, Inc. (the “Company”), dated as of October 2, 2026 (the “Agreement”), to which this Exhibit B is attached, which are conditioned on my signing this General Release and Waiver of Claims (this “Release”) and on my compliance with the Continuing Obligations, and to which I am not otherwise entitled, and other good and valuable consideration, the receipt and sufficiency of which I hereby acknowledge, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, personal representatives, successors and assigns, and all others connected with or claiming through me, I agree that the Agreement and this Release shall be in complete and final settlement of any and all causes of action, suits, rights and claims, demands, damages and compensation, whether at law or in equity, whether now known or unknown, suspected or unsuspected, accrued or unaccrued, contingent or otherwise, which I have had in the past, now have or might now have, against the Company or any of its Affiliates of any nature whatsoever, including but not limited to those in any way related to, connected with or arising out of my employment, its termination, or my other associations with the Company or any of its Affiliates, or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the wage and hour, wage payment and fair employment practices laws and statutes (each as amended from time to time) of the state or states in which I have provided services to the Company or any of its Affiliates, and/or any other federal, state or local law, regulation, or other requirement (collectively, the “Claims”), and I hereby release and forever discharge the Company, its Affiliates and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, employees, employee benefit plans, administrators, trustees, agents, representatives, parents, subsidiaries, affiliates, insurers, predecessors, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from, and I hereby waive, any and all such Claims. Notwithstanding the foregoing, “Claims” does not include any claims (i) for enforcement of the Agreement, (ii) for workers’ compensation benefits under the Florida Workers’ Compensation Act, (iii) for unemployment benefits, (iv) for vested employee benefits under the Company benefit plans in accordance with the terms of such plans and the Employee Retirement Income Security Act of 1974, as amended, (v) for indemnification and/or defense pursuant to the terms of the Company’s organizational and corporate documents, liability insurance policies, the Indemnification Agreement or applicable law, (vi) pursuant to COBRA, (vi) arising after the date I execute this Release or (vii) that cannot be released as a matter of law.

Exhibit 10.3

I understand that nothing contained in this Release shall be construed to prohibit me from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency; provided however, that I hereby waive my right to recover monetary damages or other individual relief in any such charge, investigation or proceeding or any related complaint or lawsuit filed by me or by anyone else on my behalf; provided, further, however, that I am not waiving any right to seek and receive a financial incentive award for any information I provide to a governmental agency or entity. I further understand that nothing contained herein limits, restricts or in any other way affects my communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity. Further, nothing in this Release waives or releases my right to challenge the validity of the waiver and release of claims under the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers Benefit Protection Act, set forth herein.

I represent and warrant that, in accordance with Section 7 of the Agreement, I have returned to the Company any and all documents, materials, information and other property of the Company and its Affiliates that I had in my possession, custody or control on the date my employment with the Company terminated and that I have retained no such property. Without limiting the foregoing, I also represent and warrant that I have retained no copy of any such documents, materials, information, or property.

I acknowledge that this Release creates legally binding obligations, and that the Company has advised me to consult an attorney before signing it. I further acknowledge that I may not sign this Release prior to the Separation Date. In signing this Release, I give the Company assurance that I have signed it voluntarily and with a full understanding of its terms; that I have had sufficient opportunity of not less than twenty-one (21) days before signing this Release to consider its terms and to consult with an attorney, if I wished to do so; and that I have not relied on any promises or representations, express or implied, that are not set forth expressly in this Release. I understand that I will have seven (7) days after signing this Release to revoke my signature, and that, if I intend to revoke my signature, I must do so in writing addressed and delivered to the Chief Culture Officer prior to the end of the seven (7)-day revocation period. I understand that this Release will become effective upon the eighth (8th) day following the date that I sign it, provided that I do not revoke my acceptance in accordance with the immediately preceding sentence.

Capitalized terms not defined in this Release shall have the respective meanings ascribed to them in the Agreement.

This Release constitutes the entire agreement between me and the Company and its Affiliates and supersedes all prior and contemporaneous communications, negotiations, agreements and understandings, whether written or oral, with respect to my employment or other service relationship, its termination and all related matters, excluding only the Agreement, the Continuing Obligations, the Indemnification Agreement, and the Equity Documents, all of which shall remain in full force and effect in accordance with their terms. This Release may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by me and the Chief Executive Officer of the Company or his or her expressly authorized designee.

Exhibit 10.3

Accepted and agreed:

Signature:    /s/ Alicia Olivo
    Alicia Olivo

Date: October 2, 2026

EXHIBIT C

[A.O. Vesting Schedule]

Exhibit D

[Non-Competition, Non-Solicitation and Non-Disclosure Agreement]

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